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----------------                          UNITED STATES SECURITIES AND EXCHANGE COMMISSION              ----------------------------
|F  O  R  M   4|                                       Washington, D.C. 20549                           |       OMB APPROVAL       |
----------------                                                                                        |--------------------------|
    Check this box if                       STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                |OMB Number       3235-0287|
[ ] no longer Subject                                                                                   |Expires: January 31, 2005 |
    to Section 16.                                                                                      |Estimated average burden  |
                                                                                                        |hours per response.....0.5|
                              Filed pursuant to Section 16(a) of the Securities Exchanged Act of 1934,  ----------------------------
                                Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                         Section 30(f) of the Investment Company Act 1940
-----------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person(s) to|
|                                        |                                                |  Issuer (Check all Applicable)         |
|    TURNER,      TERRY          C.      | GOLDEN EAGLE INTERNATIONAL, INC. "MYNG"        |                                        |
|                                        |                                                | X  Director             10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
|      (Last)             (First)    (MI)|3.IRS Identification . |4.Statement for         | X  Officer               Other         |
|                                        |   Number of Reporting |  Month/Day/Year        |---(give title below) ---(Specify below)|
|                                        |   Person (Voluntary)  |                        |                                        |
| 13803 SO. MAGIC WAND STREET            |                       |      03/20/02          |                                        |
|                                        |                       |                        |                                        |
|----------------------------------------|                       |------------------------|----------------------------------------|
|      (Street)                          |                       |5.If Amendment, Date of |7. Individual or Joint/Group Filing     |
|                                        |                       |  Original (Month/Day/  |   (Check Applicable Line)              |
|                                        |                       |  Year)                 |                                        |
|                                        |                       |                        | X  Form filed by One Reporting Person  |
|                                        |                       |                        |---                                     |
|   DRAPER,           UTAH     84020     |                       |                        |    Form filed by More than One         |
|                                        |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)  |                                                                                         |
|                                        |     TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned     |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security      |2.Trans- |2A.     |3.Trans. |4.Securities Acquired (A) or   |5.Amount of      |6.    |7.Nature of       |
|  (Instr. 3)             |  action |Deemed  |  action |  Disposed of (D)              |  Securities     |Owner.|  Indirect        |
|                         |  Date   |Execu-  |  Code   |                               |  Beneficially   |ship  |  Beneficial      |
|                         | (Month/ |tion    |(Instr.8)|  (Instr. 3, 4, & 5)           |  Owned Following|Form  |  Ownership       |
|                         |  Day/   |Date,   |-------- |-------------------------------|  Reported       |(D)   |  (Instr. 4)      |
|                         |  Year)  |if any. |     |   |                |(A) |         |  Transaction(s) |or    |                  |
|                         |         |(M/D/Y) |Code | V |     Amount     |(D) |  Price  |  (Instr. 3 & 4) |(I)   |                  |
|-------------------------|------------------|---------|----------------|----|---------|-----------------|------|------------------|
|                         |         |        |     |   |                |    |         |                 |      |                  |
|-------------------------|------------------|---------|----------------|----|---------|-----------------|------|------------------|
|                         |         |        |     |   |                |    |         |                 |      |                  |
| NONE                    |         |        |     |   |                |    |         |                 |      |                  |
|-------------------------|------------------|---------|----------------|----|---------|-----------------|------|------------------|
|                         |         |        |     |   |                |    |         |                 |      |                  |
|                         |         |        |     |   |                |    |         |                 |      |                  |
|-------------------------|---------|--------|-----|---|----------------|----|---------|-----------------|------|------------------|
|                         |         |        |     |   |                |    |         |                 |      |                  |
|                         |         |        |     |   |                |    |         |                 |      |                  |
|-------------------------|---------|--------|---------|----------------|----|---------|-----------------|------|------------------|
|                         |         |        |     |   |                |    |         |                 |      |                  |
|                         |         |        |     |   |                |    |         |                 |      |                  |
|-------------------------|---------|--------|-----|---|----------------|----|---------|-----------------|------|------------------|
|                         |         |        |     |   |                |    |         |                 |      |                  |
|                         |         |        |     |   |                |    |         |                 |      |                  |
|-------------------------|---------|--------|-----|---|----------------|----|---------|-----------------|------|------------------|
| COMMENTS:                                                                                                                        |
|                                                                                                                                  |
|                                                                                                                                  |
 ----------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly of indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).
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FORM 4 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible security)

------------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver|3.    |3A.Deemed|4.Trans-|5.Number of      |6.Date      |7.Title and Amount|8.Price |9.Number  |10. |11.Nature|
|Derivative|sion or |Trans-|Execution|action  |Derivative       |Exercisable |of Underlying     |of Deriv|  of      |Own.|  of     |
|Security  |Exercise|action|Date, if |Code    |Securities       |and         |  Securities      |Security|Derivative|Form|Indirect |
|          |Price of|Date  |any (mon/|        |Acquired (A) or  |Expiration  |                  |        |Securities|of  |Benefi-  |
|          |Deriva- |      |day/Year)|        |Disposed of (D)  |Date        |                  |        |Benefi-   |Deri|cial     |
|          |tive    |(Month|         |        |                 |(Month/Day/ |                  |        |cially    |Sec.|Ownership|
|          |Security| Day/ |         |        |                 |Year)       |                  |        |Owned     |Dir.|         |
|          |        | Year)|         |        |                 |------------|------------------|        |following |(D) |         |
|          |        |      |         |        |                 |Date |      |        |Amount or|        |reported  |or  |         |
|          |        |      |         |--------|-----------------|Exer-|Expira| Title  |Number of|        |trans.    |Ind.|         |
|          |        |      |         |Code| V |   (A)   |    (D)|cis- |tion  |        |Shares   |        |          |(I) |         |
|          |        |      |         |    |   |         |       |able |Date  |        |         |        |          |    |         |
|----------|--------|------|---------|----|---|---------|-------|-----|------|--------|---------|--------|----------|----|---------|
|          |        |      |         |    |   |         |       |     |      |        |         |        |          |    |         |
|----------|--------|------|---------|----|---|---------|-------|-----|------|--------|---------|--------|----------|----|---------|
| OPTION   | $.16   |11/01/|         |    |   |         |10,000,|11/01|11/01 |        |10,000,  |        |          |    |         |
|          |        | 01   | N/A     | J  | V |         | 000   |  /98|  /01 | COMMON |   000   |        | -0-      | D  | NOTE 1  |
|----------|--------|------|---------|----|---|---------|-------|-----|------|--------|---------|--------|----------|----|---------|
| OPTION   | $.16   |11/01/|         |    |   |         | 5,000,|11/01|11/01 |        |         |        |          |    |         |
|          |        | 01   | N/A     | J  | V |         | 000   | 99  | 01   | COMMON |5,000,000|        | -0-      | D  | NOTE 1  |
|----------|--------|------|---------|----|---|---------|-------|-----|------|--------|---------|--------|----------|----|---------|
| OPTION   | $.075  |03/20 |         |    |   | 25,000, |       |03/20|03/20 |        |25,000,  |        |          |    |         |
|          |        |   02 | 03/20/02| A  |   |   000   |       | /02 | /03  | COMMON |   000   |        |25,000,000| D  | NOTE 2
|----------|--------|------|---------|----|---|---------|-------|-----|------|--------|---------|--------|----------|----|---------|
|          |        |      |         |    |   |         |       |     |      |        |         |        |          |    |         |
|          |        |      |         |    |   |         |       |     |      |        |         |        |          |    |         |
|----------|--------|------|---------|----|---|---------|-------|-----|------|--------|---------|--------|----------|----|---------|
|          |        |      |         |    |   |         |       |     |      |        |         |        |          |    |         |
|          |        |      |         |    |   |         |       |     |      |        |         |        |          |    |         |
|----------|--------|------|---------|----|---|---------|-------|-----|------|--------|---------|--------|----------|----|---------|

  Explanation of Responses:

NOTE 1: Expiration of long derivative position where no value was received from the expiration.  Transaction is exempt from application of Section 16 and this report is voluntary pursuant to Rule 16b-6(d).

NOTE 2: Options granted to the reporting person pursuant to resolution by the disinterested members of the Board of Directors.
Transaction is exempt from application of Section 16 pursuant to Rule 16b-3(d)(1).




                     /S/ TERRY C. TURNER                                                  02/14/03

           ----------------------------------------------                          ----------------------
                 **Signature of Reporting Person                                            Date




       ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

          Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.









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